Iota Communications, Inc. Completes Successful Tender Offer

NEW HOPE, PA January 18, 2019 – IOTA COMMUNICATIONS, INC. (“Iota”)  (OTCQB: IOTC), the Internet of Things (“IoT”) wireless networking company, announced today that on January 11, 2019 it successfully completed a tender offer to its class of Warrants to purchase Common Stock with an exercise price of $0.3753 issued between March 2018 and July 2018 (the “Warrants”).  Iota raised approximately $4,624,586.37 in gross cash proceeds from the exercise of 12,322,368 Warrants as part of the tender offer.  Participating investors will receive 14,786,844 shares of Common Stock by February 15, 2019, but likely at an earlier date.  Investors also received credits for 14,351,047 MHz-Pops to be used to acquire new spectrum licenses.

Iota offered its existing Warrant holders the opportunity to exercise their Warrants and receive up to 21,937,793 shares of Iota’s common stock, a 20% bonus. Approximately 81% of the Company’s outstanding Warrants were exercised in the tender offer.

Net proceeds are anticipated to be approximately $4,114,589.92 after deducting solicitation agent fees and other offering expenses and are expected to primarily be used for expanding Iota’s IoT network business in addition to other general working capital purposes.

Barclay Knapp, Iota’s Chairman and Chief Executive Officer commented, “We are very pleased with the results of our Tender Offer, and want to thank all of our Warrant holders for their consideration and support. This offering is expected to improve our shareholders equity and reduce our warrant overhang as we prepare for our uplisting to a major exchange. The approximate $4.1 million in proceeds will primarily be used to accelerate the development of our new, nationwide wireless carrier network system dedicated to IoT connectivity, in addition to other general working capital purposes.

GP Nurmenkari, Inc. acted as the placement agent with respect to the Tender Offer.

The complete terms of the tender offer were set forth in the Tender Offer Statement on Schedule TO and related exhibits filed with the Securities and Exchange Commission (the “SEC”) on December 11, 2018, as amended. Copies of the Schedule TO, the prospectus and other related materials are available on the SEC’s website, at www.sec.gov.

COMPANY DESCRIPTION

Iota is a new, nationally-available, wireless network carrier system and applications platform dedicated to the Internet of Things. Iota sells recurring-revenue solutions that optimize energy usage, sustainability and operations for commercial and industrial facilities - principally to Enterprise customers - both directly and via third-party relationships. Iota also offers important ancillary products and services which facilitate the adoption of its subscription-based services, including solar energy, LED lighting, and HVAC implementation services.

Forward-Looking Statements:

This press release may contain “forward-looking statement” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our growth strategy and product development programs and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated include, but are not limited to,: risks related to the acquisition and integration of the assets we acquired from Solbright Group, Inc., risks related to our growth strategy; risks relating to the results of research and development activities; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; uncertainties relating to preclinical and clinical testing; our dependence on third-party suppliers; our ability to attract, integrate, and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Contacts:

Barclay Knapp – Chairman and Chief Executive Officer

Terrence DeFranco – President and Chief Financial Officer

Toll-free: (855) 743-6478